Exhibit 5.1

August 16, 2005

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, California 90262

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Earle M. Jorgensen Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the Company’s registration of 1,500,000 additional shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and an indeterminate amount of interests to be issued, offered or sold pursuant to the Earle M. Jorgensen Retirement Savings Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Registration Statement on Form S-8 (File No. 333-126637) filed with the Securities and Exchange Commission on July 15, 2005, (c) the Company’s Amended and Restated Certificate of Incorporation, (d) the Company’s Amended and Restated Bylaws, (e) resolutions of the Board of Directors of the Company related to the Plan; (f) the Plan, and (g) such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, it is our opinion that when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or the Shares have been registered and issued electronically through The Depository Trust Company, those Shares originally issued by the Company pursuant to the Plan, when issued and delivered by the Company and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP